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Exhibit 99.1

The Board of Directors
Kratos Defense & Security Solutions, Inc.
Bridge Pointe Corporate Center
4810 Eastgate Mall
San Diego, CA 92121

Dear Members of the Board:

        We hereby consent to the inclusion of our opinion letter, dated November 19, 2008, to the Board of Directors of Kratos Defense & Security Solutions, Inc. ("Kratos") as Annex C to, and reference thereto under the headings "SUMMARY—Opinions of Financial Advisor" and "The Merger—Opinion of Financial Advisor to the Kratos Board of Directors" in, the joint proxy statement-prospectus relating to the proposed transaction involving Kratos and Digital Fusion, Inc., which joint proxy statement-prospectus forms a part of Kratos' Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ IMPERIAL CAPITAL IMPERIAL CAPITAL, LLC

November 24, 2008

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  Exhibit 99.1